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        EXHIBIT 10(c) - INCENTIVE STOCK OPTION PLAN, FIRST AMENDMENT

                 AMENDMENT TO NATIONAL CITY BANCSHARES, INC.

                         INCENTIVE STOCK OPTION PLAN


Effective December 18, 1996, the Board of Directors of National City Bancshares, Inc. amended Article 5(c) of the National City Bancshares, Inc. Incentive Stock Option Plan to read as follows:

  (c) MEDIUM AND TIME OF PAYMENT. Upon the exercise of any option, the option price and any additional amounts necessary to satisfy any local, state, or federal tax withholding obligations relating to the option shall be paid to the Corporation (i) in cash, (ii) by tendering previously acquired common shares of the Corporation valued at fair market value as determined by the Committee, (iii) by requesting that the Corporation withhold common shares issuable upon exercise of the option valued at fair market value as determined by the Committee, or (iv) any combination of the above. The option price and the amount of any withholding obligation shall be payable in full upon the exercise of the option, and the exercise of any option and the delivery of the option shares shall be contingent upon receipt by the Corporation of the full purchase price and the amount of any withholding obligation.